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                                                                 EXHIBIT 99



                                    LIFEPOINT
                                 HOSPITALS, INC.



CONTACT:     MICHAEL J. CULOTTA
             SENIOR VICE PRESIDENT AND
               CHIEF FINANCIAL OFFICER
             (615) 372-8512


                    LIFEPOINT HOSPITALS ANNOUNCES PRICING OF
                         CONVERTIBLE SUBORDINATED NOTES

BRENTWOOD, TENNESSEE (May 17, 2002) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today the pricing of a private placement of $200 million of its 4 1/2% Convertible Subordinated Notes due 2009. The offering is expected to close on May 22, 2002. The Company has also granted the initial purchasers an option to acquire, within thirty days, an additional $50 million of notes. The notes are convertible into shares of LifePoint Common Stock at a conversion price of $47.36 per share, which represents a 30% conversion premium over the closing price on May 16, 2002.

LifePoint Hospitals intends to use the net proceeds of this offering for general corporate purposes, which may include capital improvements on its existing facilities, repurchases of its 10 3/4% senior subordinated notes and working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. These securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including, without limitation, (i) whether market conditions or other circumstances enable LifePoint to complete the proposed offering of convertible notes, and (ii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In particular, the closing of the notes offering is subject to customary closing conditions, and, were the closing not to occur because any of those conditions was not satisfied or for any other reason, LifePoint would not receive proceeds from the offering or be able to use those proceeds for the purposes described above. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.




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